Exhibit 99.1

Investar Holding Corporation Announces Completion of Citizens Bancshares, Inc. Acquisition
Baton Rouge, La., July 3, 2017 (GLOBE NEWSWIRE) – Investar Holding Corporation (Nasdaq:ISTR) (“Investar”), the holding company of Investar Bank, today announced the completion of its acquisition of Citizens Bancshares, Inc. (“Citizens”), including its wholly-owned bank subsidiary, Citizens Bank, in Ville Platte, Louisiana. A definitive agreement relating to the acquisition was previously announced in March 2017.
The acquisition became effective as of July 1, 2017. Pursuant to the terms of the definitive agreement, Investar Acquisition Company, a Louisiana corporation and wholly-owned subsidiary of Investar was merged with and into Citizens, with Citizens as the surviving corporation, and Citizens was merged with and into Investar, with Investar as the surviving corporation. Immediately following the holding company mergers, Citizens Bank was merged with and into Investar Bank, with Investar Bank surviving.
Under the terms of the definitive agreement, all of the issued and outstanding shares of Citizens common stock were converted into an aggregate amount of cash consideration equal to $45.8 million.
“Citizens fits well with our strategy of expanding Investar’s footprint in the Louisiana market. As a community bank, we are focused on customer service, and we look forward to providing enhanced products and services to the customers, employees and communities that we serve,” said John D’Angelo, President and Chief Executive Officer of Investar.
On July 1, 2017, Citizens had approximately $249 million in assets, $132 million in gross loans, and $211 million in total deposits.

About Investar
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a Louisiana-chartered bank. Investar Bank had total assets of approximately $1.2 billion as of March 31, 2017 and currently operates 15 branches serving southeast Louisiana.

Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.
Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.
We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com